Exhibit 10.1
Agreement for Binding Arbitration Between
American International Group, Inc. and
Maurice R. Greenberg and Howard I. Smith
     1. The parties agree that the following claims shall be submitted immediately to binding arbitration.
All claims of American International Group, Inc. (“AIG”) against Maurice R. Greenberg (“Greenberg”) and Howard I. Smith (“Smith”) in American International Group, Inc. Consolidated Derivative Litigation, Civil Action No. 769-VCS (Del. Ch.) (“the Delaware Derivative Action”); all claims of AIG against Greenberg and Smith in In re American International Group, Inc. Derivative Litigation, Master File No. 04 Civ. 8406 (DLC) (“the New York Derivative Action”); and all claims of Greenberg and Smith against AIG for advancement or indemnification.
          The parties do not purport to include in the arbitration any claims currently being prosecuted in pending cases by AIG shareholders against Greenberg and/or Smith.
     2. The parties will consider whether to arbitrate: (1) AIG’s claims against Starr International Company, Inc. (“SICO”) in Starr International Company, Inc. v. American International Group, Inc., No. 05 Civ. 6283 (JSR) (S.D.N.Y.) (the “federal SICO case”), and against Greenberg, Smith and the other defendants in American International Group, Inc. v. Greenberg et al., N.Y. Sup. Ct., Index No. 600885/08 (Ramos, J.) (the “state SICO case”), after final decision on any appeals in the federal SICO case; (2) Greenberg’s and related entities’ subprime-related claims against AIG (Greenberg v. American International Group, Inc., 09 Civ. 1885 (LTS) (S.D.N.Y.); Starr Foundation v. American International Group, Inc., N.Y. Sup. Ct., Index No. 601380/08; and Starr International Company, Inc. v. American International Group, Inc., No. 4021-09 (Juzgado 16 del Primer Circuito Judicial de Panamá) (collectively, the “subprime cases”)) after final decisions have been rendered on defendants’ motions to dismiss those actions; and (3) any other claims by or between the parties, their agents, and affiliates if and when they arise. In the meantime, the parties agree to immediately stay all other proceedings in the state SICO case and the subprime cases with regard to all defendants in those cases. The parties also agree, where necessary, to submit stipulations to effectuate such stays as soon as practicable.
     3. The arbitration will be determined by a single arbitrator (the “Arbitrator”), who shall be agreed to by the parties as set forth in this paragraph. By September 15, 2009, each party will propose an initial list of five (5) individual’s names, together with their addresses and professional affiliations. The proposed individuals must be impartial and unbiased and have no significant current or former financial, business or personal relationship with any party, and must have substantial experience with arbitration and with shareholder class and derivative actions concerning accounting issues. The parties shall negotiate in good faith until September 30, 2009, to select an individual from one of the parties’ lists. If no arbitrator is selected from the initial lists, the parties agree that JAMS will appoint an arbitrator meeting the qualifications set out in this paragraph.
     4. The arbitration shall take place in New York City and, except as set out by this Agreement, or ordered by the Arbitrator, shall be conducted pursuant to the American Arbitration Association’s Procedures for Large, Complex Commercial Disputes (“AAA Rules”).
     5. The arbitration shall be commenced forthwith. Accordingly, the preliminary hearing pursuant to Rule L-3 of the AAA Rules shall be held no later than October 15, 2009. The arbitration shall be concluded no later than March 31, 2010.
     6. The parties desire that the arbitration be conducted in a fair and efficient manner, and the Arbitrator shall have full and final authority to resolve all issues regarding the arbitration, including the scope and conduct of discovery and the scope and conduct of the hearing, and shall have full discretion in fashioning appropriate relief.
     7. All of the Arbitrator’s decisions on all matters shall be final, binding and not appealable by any party in any manner whatsoever, unless and to the extent the Arbitrator rules on an issue not submitted to arbitration pursuant to paragraph 1 above, or in a manner that violates this Agreement. The parties agree that any order by the Arbitrator may be enforced in any court having jurisdiction over the matter.
     8. The Arbitrator’s rulings shall identify the issues being decided and state the relief awarded, if any. The Arbitrator shall not issue any ruling, or any other writing, that contains any findings of fact or conclusions of law, or any other analyses or reasoning.
     9. The only documents or other information concerning the arbitration that shall be made public is the arbitrator’s final ruling and award. Other than disclosing the existence of the arbitration in a joint press release subject to mutual approval of the parties, the parties will not issue, or cause to be issued, any public statements, or statements to any third parties, regarding the arbitration or its subject matter, unless the party is advised by counsel that such disclosure is required to comply with state or federal law or is required to enforce an order issued by the Arbitrator. The parties also will not share any documents or other information produced or generated in the arbitration with any third party, other than lawyers, accountants, or other persons who require such information to perform their regular duties for that party. Notwithstanding the above, AIG may disclose documents or other information concerning the arbitration to representatives of the Federal Reserve Bank of New York, the Federal Reserve Board, the U.S. Department of the Treasury, and the Trustees of the AIG Credit Facility Trust.
     10. Nothing in this agreement precludes the parties from engaging in settlement discussions at any time, either on their own or with the assistance of a third party mediator, and the parties agree that they will meet to discuss settlement prior to the preliminary hearing.
DATED: August 31, 2009

/s/ David Boies	/s/ Daniel J. Kramer

David Boies	Daniel J. Kramer
Boies, Schiller & Flexner LLP	Paul, Weiss, Rifkind, Wharton & Garrison LLP
333 Main Street	1285 Avenue of the Americas
Armonk, New York 10504	New York, New York 10019
On behalf of Maurice R. Greenberg	On behalf of American International Group, Inc.

/s/ Vincent A. Sama

Vincent A. Sama
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
On behalf of Howard I. Smith